UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 4, 2006

Citizens Communications Company

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

In an investor presentation made on December 4, 2006 (the “Investor Presentation”), Citizens Communications Company (the “Company”) reported free cash flow of $447.9 million and a dividend payout ratio as a percentage of free cash flow of 54.3% for the nine months ended September 30, 2006. In the Company’s third quarter 2006 earnings release and related schedules (the “Earnings Release”), the Company reported free cash flow of $429.4 million and a dividend payout ratio of 56.6% for the same period. The Investor Presentation measures include the results of operations of Electric Lightwave, LLC, a subsidiary of the Company that was sold on July 31, 2006. Including the results of ELI, free cash flow for the three months ended September 30, 2006 was $132.7 million, a 4.4% increase from the comparable 2005 period, as compared to the $127.6 million and 3.0% increase reported in the Earnings Release. The Company’s free cash flow guidance for 2006 of between $500.0 million and $525.0 million assumed that ELI’s results through the closing of the sale would be included. A reconciliation of free cash flow to the most comparable financial measure calculated and presented in accordance with GAAP is included in the Investor Presentation. The schedule to the Earnings Release excluded ELI results from the calculation of free cash flow for all periods presented.

A copy of the Investor Presentation is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01         Financial Statements and Exhibits

      (d)         Exhibits.

      99.1     Investor Presentation dated December 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS COMMUNICATIONS COMPANY

Date: December 4, 2006	By:	/s/ Robert J. Larson_____________
Robert J. Larson Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Item 9.01. Investor Presentation dated December 4, 2006.